Exhibit 99(b)

General Electric Capital Corporation
Revised General Electric Capital Corporation Revenues,
Earnings From Continuing Operations and Total Assets for the
Five Years Ended December 31, 2009 and the
Quarters of 2009 and 2008

(In millions)	2009	2008	2007	2006	2005

Revenues, as previously reported	$50,673	$67,994	$66,999	$57,482	$51,061
Net financing and corporate assets transferred
from GECS to GECC	610	632	1,191	1,223	1,168
Net assets of insurance operations transferred
from GECC to GECS	(32)	(49)	(42)	(38)	(38)
Revenues, as revised	$51,251	$68,577	$68,148	$58,667	$52,191

Earnings from continuing operations attributable
to GECC, as previously reported	$1,579	$8,014	$11,946	$10,095	$8,428
Net financing and corporate assets transferred
from GECS to GECC	178	142	449	340	307
Net assets of insurance operations transferred
from GECC to GECS	(20)	(30)	(26)	(23)	(24)
Earnings from continuing operations attributable
to GECC, as revised	$1,737	$8,126	$12,369	$10,412	$8,711

(In millions)
December 31	2009	2008	2007	2006	2005

Total assets, as previously reported	$623,097	$637,410	$620,732	$544,255	$475,259
Net financing and corporate assets transferred
from GECS to GECC	3,454	2,549	3,382	(4,584)	922
Reduction in GECS/GECC intercompany receivables	(3,159)	(3,017)	(2,888)	(2,705)	(2,290)
Net assets of insurance operations transferred
from GECC to GECS	(690)	(661)	(640)	(635)	(605)
Total assets, as revised	$622,702	$636,281	$620,586	$536,331	$473,286

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		First	Second	Third	Fourth
(In millions)	2009	Quarter	Quarter	Quarter	Quarter

Revenues, as previously reported	$50,673	$13,636	$12,588	$11,865	$12,584
Net financing and corporate assets transferred
from GECS to GECC	610	149	159	140	162
Net assets of insurance operations transferred
from GECC to GECS	(32)	(10)	(11)	–	(11)
Revenues, as revised	$51,251	$13,775	$12,736	$12,005	$12,735

Earnings from continuing operations attributable
to GECC, as previously reported	$1,579	$992	$393	$87	$107
Net financing and corporate assets transferred
from GECS to GECC	178	43	45	54	36
Net assets of insurance operations transferred
from GECC to GECS	(20)	(6)	(7)	–	(7)
Earnings from continuing operations attributable
to GECC, as revised	$1,737	$1,029	$431	$141	$136

		March 31,	June 30,	Sept. 31,	Dec. 31,
(In millions)		2009	2009	2009	2009

Total assets, as previously reported		$612,344	$625,549	$630,786	$623,097
Net financing and corporate assets transferred
from GECS to GECC		2,766	2,493	3,172	3,454
Reduction in GECS/GECC intercompany receivables		(3,005)	(3,021)	(3,026)	(3,159)
Net assets of insurance operations transferred
from GECC to GECS		(672)	(685)	(689)	(690)
Total assets, as revised		$611,433	$624,336	$630,243	$622,702

		First	Second	Third	Fourth
(In millions)	2008	Quarter	Quarter	Quarter	Quarter

Revenues, as previously reported	$67,994	$17,123	$18,149	$17,624	$15,098
Net financing and corporate assets transferred
from GECS to GECC	632	213	60	240	119
Net assets of insurance operations transferred
from GECC to GECS	(49)	(18)	(11)	(10)	(10)
Revenues, as revised	$68,577	$17,318	$18,198	$17,854	$15,207

Earnings from continuing operations attributable
to GECC, as previously reported	$8,014	$2,481	$2,750	$2,088	$695
Net financing and corporate assets transferred
from GECS to GECC	142	25	46	67	4
Net assets of insurance operations transferred
from GECC to GECS	(30)	(11)	(7)	(7)	(5)
Earnings from continuing operations attributable
to GECC, as revised	$8,126	$2,495	$2,789	$2,148	$694

		March 31,	June 30,	Sept. 31,	Dec. 31,
(In millions)		2008	2008	2008	2008

Total assets, as previously reported		$658,500	$672,451	$655,195	$637,410
Net financing and corporate assets transferred
from GECS to GECC		3,168	1,544	1,896	2,549
Reduction in GECS/GECC intercompany receivables
Net assets of insurance operations transferred		(2,817)	(2,888)	(2,924)	(3,017)
from GECC to GECS		(654)	(655)	(655)	(661)
Total assets, as revised		$658,197	$670,452	$653,512	$636,281

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